Exhibit 99.1

PANHANDLE OIL AND GAS INC.

CHANGES ITS NAME TO PHX MINERALS INC.

OKLAHOMA CITY, Oct. 13, 2020 – PANHANDLE OIL AND GAS INC., “Panhandle,” “PHX” or the “Company,” (NYSE: PHX), today announced that it has officially changed its name to PHX Minerals Inc. effective Oct. 8, 2020 . In conjunction with its name change the Company has also unveiled a new logo. The Company’s ticker will remain “PHX” on the NYSE.

Chad L. Stephens, President and CEO, commented, “At the beginning of this year, we embarked on a new corporate strategy to become a minerals-only company. This new strategy means we will no longer participate as a non-operated working interest owner in the drilling of new wells. In our just ended fiscal year 2020, we did not participate as a working interest owner in any wells. As we methodically execute this new strategy by acquiring producing minerals in our core areas with high rock quality and line-of-sight development under credit worthy reputable operators, we will slowly high grade our existing asset base by divesting lower margin properties. This new strategy will emphasize growth on a NAV accretive basis. The name change and new Company logo emphasize this new strategy and reflect our commitment of proactive execution.”

PHX Minerals Inc. (NYSE: PHX) Oklahoma City-based, PHX Minerals Inc. is an oil and natural gas mineral company with a strategy to proactively grow its mineral position in our core areas of focus. PHX owns approximately 253,000 net mineral acres principally located in Oklahoma, North Dakota, Texas, New Mexico and Arkansas. Approximately 71% of this mineral count is unleased and undeveloped. Additional information on the Company can be found at www.phxmin.com.